Exhibit 5.1

[Letterhead of Maynard, Cooper & Gale, P.C.]

July 11, 2022

ADTRAN Holdings, Inc.

901 Explorer Boulevard

Huntsville, Alabama 35806-2807

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to ADTRAN Holdings, Inc., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) being filed today by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 7,574,471 shares of the Company’s common stock, par value $0.01 per share (the “Shares”), to be issued or delivered pursuant to the following plans (the “Plans” and each a “Plan”):

•	The ADTRAN, Inc. 2020 Employee Stock Incentive Plan;

•	The ADTRAN, Inc. 2020 Directors Stock Plan;

•	The ADTRAN, Inc. 2015 Employee Stock Incentive Plan;

•	The ADTRAN, Inc. 2006 Employee Stock Incentive Plan; and

•	The ADTRAN, Inc. 401(k) Employee Savings Plan (the “401(k) Plan”).

The Registration Statement also registers $21,000,000 of unsecured general obligations of the Company to pay deferred compensation from time to time in the future (the “Deferred Compensation Obligations”) in accordance with the terms of the ADTRAN, Inc. Deferred Compensation Program for Employees (including the adoption agreement effective June 1, 2010 and basic plan document included therein, the “Employee Deferred Compensation Plan”) and the ADTRAN, Inc. Deferred Compensation Program for Directors (including the adoption agreement effective June 1, 2010 and basic plan document included therein, the “Director Deferred Compensation Plan” and, together with the Employee Deferred Compensation Plan, the “Deferred Compensation Plans”).

In the case of the 401(k) Plan, the Registration Statement will also register an indeterminate amount of interests in the 401(k) Plan (the “Plan Interests”).

We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of the Company’s certificate of incorporation and bylaws, the corporate proceedings taken by the Company in connection with the Registration Statement and the issuance of the Shares and the Plan Interests, the Plans, the Deferred Compensation Plans and other documents and instruments as we have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing and subject to the assumptions and limitations stated in this letter, we are of the opinion that (i) when the Shares have been duly issued and sold as contemplated by the Registration

Statement and the Plans and the Plan Interests have been duly issued and sold as contemplated by the Registration Statement and the 401(k) Plan, (A) the Shares will be validly issued, fully paid and non-assessable, and (B) the Plan Interests, when contributions and earnings thereon are credited to the accounts of eligible employees in accordance with the provisions of the 401(k) Plan, will be validly issued; (ii) when the Deferred Compensation Obligations, as such Deferred Compensation Obligations are described in the Registration Statement, are incurred by the Company in accordance with the terms and conditions of the Deferred Compensation Plans, and subject to the Company completing all actions and proceedings on its part to be taken under the Deferred Compensation Plans, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with the respective terms of the Deferred Compensation Plans; (iii) the Employee Deferred Compensation Plan is designed to be a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which is a plan that is unfunded and maintained by an employer for the purpose of providing deferred compensation for a select group of management or highly compensated employees; and (iv) the provisions of the Employee Deferred Compensation Plan written document comply with the requirements of ERISA applicable to “top hat” plans.

The opinion set forth in clause (ii) of the preceding paragraph is subject to the following limitations, qualifications and exceptions: (a) the effect of bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors; (b) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing and the discretion of the court before which a proceeding is brought; (c) the effect of the laws of usury or other laws or equitable principles relating to or limiting the interest rate payable on indebtedness; and (d) that certain rights, remedies and waivers contained in the Deferred Compensation Plans may be limited or rendered ineffective by applicable laws or judicial decisions, but that such laws or judicial decisions do not render the Deferred Compensation Plans invalid or unenforceable as a whole. We express no opinion with respect to any obligations or liabilities of any other person or entity under the Deferred Compensation Plans. We express no opinion as to whether either of the Deferred Compensation Plans is being operated by the Company as a “top hat” plan under ERISA, or whether the employees that the Company has deemed eligible to participate in the Employee Deferred Compensation Plan would constitute a select group of management or highly compensated employees. Because the Director Deferred Compensation Plan is not subject to the requirements of ERISA, we express no opinion as to such plan’s compliance with ERISA.

In rendering the opinion expressed above, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, and that the Company will cause certificates, if any, representing the Shares issued in the future to be properly executed and delivered and will take all other actions appropriate for the issuances of such Shares. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

The foregoing opinions are limited to the laws of the State of Alabama, the General Corporation Law of the State of Delaware and ERISA. We express no opinion as to any law or matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof, and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

This letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5) of Regulation S-K, as promulgated by the Commission. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Maynard, Cooper & Gale, P.C.